Exhibit 99.1

IXYS Corporation Announces Record Revenues and Backlog In June Quarter

June Quarter Highlights:

  Record Revenues
  Record Backlog of $116 million
  Sequential gross margin improvement

MILPITAS, Calif.--(BUSINESS WIRE)--IXYS Corporation (NASDAQ:IXYS) today reported record net revenues of $79.3 million for the first fiscal quarter ended June 30, 2008, an increase of 4.5%, as compared with net revenues of $75.9 million for the same period in the prior fiscal year. This proved to be another quarter of record revenues, bolstered by the strength and breadth of IXYS’ product portfolio.

"We are pleased to see that in spite of a weak economy, especially for semiconductor companies that have had significant consumer and automotive revenues, IXYS continued to successfully execute its global and diversified market strategy and deliver organic revenue growth, profit growth and accelerated cash generation in the June 2008 quarter. Our continued focus on energy efficiency for the industrial, telecommunication, transportation and renewable energy markets proved rewarding in light of increased global demand for energy and the increased costs of energy. Demand for IXYS products during the quarter resulted in a record backlog of $116 million and a book to bill ratio of 1.09, compared to a $109 million backlog and a 1.06 book to bill ratio for the same quarter of the prior year," commented Dr. Nathan Zommer, CEO of IXYS Corporation.

Gross profit was $24.8 million, or 31.2% of net revenues, for the quarter ended June 30, 2008, as compared to gross profit of $22.4 million, or 29.5% of net revenues, for the same quarter in the prior fiscal year. Notably, gross profit percentage improved in sequential quarters – marking three consecutive quarters of increases.

Net income for the quarter ended June 30, 2008 was $5.5 million, or $0.17 per diluted share, as compared to a net income of $7.0 million, or $0.21 per diluted share for the same quarter in the prior fiscal year.

"Comparing year to year non-GAAP results is a better indicator of financial results from product driven revenues,” opined Dr. Zommer. IXYS reported net income for the June 30, 2008 quarter of $0.17 per diluted share, as compared to a non-GAAP net income of $0.13 per diluted share for the June 30, 2007 quarter (which excludes the change in the litigation provision), an increase of about 31%. Similarly, operating income for the June 30, 2008 quarter of $8.3 million increased by about 28% over the $6.5 million in the June quarter of last year (again excluding the change in the litigation provision).

“This June quarter results included the highest quarterly cash provided by operating activities since 2005,” stated Uzi Sasson, COO & CFO at IXYS. “The September quarter has traditionally been challenging for us because of the summer vacation season in Europe. However, in light of our strong backlog, we forecast a continuation of our strong revenue stream in the current quarter and project our September 2008 quarter revenues to be relatively flat as compared to the June quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advance products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are key to reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With a customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the provisions related to litigation, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to backlog and projection of revenues for the September 2008 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, capacity limits on our ability to manufacture our products, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$70,549	$57,234
Accounts receivable, net	50,688	50,270
Other receivables	1,700	2,282
Inventories, net	86,252	86,516
Prepaid expenses and other current assets	2,694	4,133
Deferred income taxes	7,578	7,578
Total current assets	219,461	208,013
Property, plant and equipment, net	57,541	58,033
Other assets	11,068	14,238
Deferred income taxes	13,751	13,546

Total assets	$301,821	$293,830

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$4,772	$4,890
Current portion of notes payable to bank	1,284	1,286
Accounts payable	19,448	21,489
Accrued expenses and other current liabilities	21,043	17,956
Total current liabilities	46,547	45,621
Capitalized lease and other long term obligations, net of current portion	30,082	30,752
Pension liabilities	17,079	17,228
Total liabilities	93,708	93,601

Common stock	358	354
Additional paid-in capital	134,912	132,125
Retained earnings	55,978	50,494
Accumulated other comprehensive income	16,865	17,256
Stockholders' equity	208,113	200,229

Total liabilities and stockholders' equity	$301,821	$293,830

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,	June 30,
	2008	2007

Net revenues	$79,336	$75,901
Cost of goods sold	54,574	53,513
Gross profit	24,762	22,388

Operating expenses:
Research, development and engineering	5,394	5,073
Selling, general and administrative	11,059	10,840
Litigation provision	-	(4,784)
Total operating expenses	16,453	11,129
Operating income	8,309	11,259
Other income, net	766	613

Income before income tax provision	9,075	11,872
Provision for income tax expense	3,591	4,868
Net income	$5,484	$7,004

Net income per share - basic	$0.18	$0.22

Weighted average shares used in per share calculation - basic	31,181	32,490

Net income per share - diluted	$0.17	$0.21

Weighted average shares used in per share calculation - diluted	32,226	33,790

Net Income
GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)
	Quarter Ended
	30-Jun-08	30-Jun-07

Net income, as reported (GAAP)	$5,484	$7,004
Adjustments to GAAP net income:
Litigation provision and related tax effects	-	(2,733)

Non-GAAP net income	$5,484	$4,271

Net income per share-basic, as reported (GAAP)	$0.18	$0.22
Adjustments to GAAP net income per share-basic:
Litigation provision and related tax effects	-	(0.09)

Net income per share-basic, (non-GAAP)	$0.18	$0.13

Net income per share-diluted, as reported (GAAP)	$0.17	$0.21
Adjustments to GAAP net income per share-diluted:
Litigation provision and related tax effects	-	(0.08)

Net income per share-diluted, (non-GAAP)	$0.17	$0.13

Weighted average shares used in per share calculation
Basic	31,181	32,490
Dilutive weighted average share	1,045	1,300
Diluted	32,226	33,790

Operating Income
GAAP reconciliation to non-GAAP
(In thousands)
Quarter Ended
	30-Jun-08	30-Jun-07

Operating income, as reported (GAAP)	$ 8,309	$ 11,259
Adjustments to GAAP net income:
Litigation provision	-	(4,784)

Non-GAAP operating income	$ 8,309	$ 6,475

CONTACT:
IXYS Corporation
Uzi Sasson, COO & CFO, 408-457-9000